Exhibit (23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2008 Annual Report to Shareholders, which is incorporated by reference in Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
December 18, 2009